Exhibit 10.1

August 10, 2022

Vincerx Pharma, Inc.

260 Sheridan Avenue, Suite #400

Palo Alto, California 94306

Attn: Ahmed Hamdy, M.D.

Dr. Hamdy:

This letter (“Agreement”) confirms our understanding that Vincerx Pharma, Inc., (the “Company”) has engaged LifeSci Consulting, LLC (“LifeSci”), to act as its non-exclusive advisor with respect to the Company’s effort to secure strategic collaboration or licensing transactions (each a “Transaction”) with strategic partners (each a “Strategic Partner”) for the products or technologies (the “Assets”) listed on Exhibit A. LifeSci shall coordinate with the Company before making contact with any third party in connection with potential Transactions.

1. As part of our engagement, LifeSci will, if appropriate and if requested by the Company:

(a)	familiarize ourself with the research and development, product pipeline, operations, finances, business and strategy of the Company and potential Strategic Partners;

(b)	assist the Company in identifying and evaluating potential Strategic Partners and use commercially reasonable efforts to secure one or more Transactions for the Assets with Strategic Partners;

(c)

assist the Company in preparing informational materials describing the Company’s Assets for delivery to prospective Strategic Partners, which materials shall be based upon information supplied to LifeSci by the Company and approved by the Company, and assist the Company in coordinating the data room and the due diligence activities of potential Strategic Partners;

(d)	introduce prospective Strategic Partners to the Company and facilitate interactions;

(e)	provide periodic progress reports to the Company detailing market contact activity and interactions with Strategic Partners;

(f)	assist the Company in a valuation analysis of the Assets and transaction comparables analyses to support negotiating one or more Transactions;

(g)

assist the Company in negotiating with Strategic Partners, including structuring and negotiating the non-binding and binding agreements associated with a Transaction, and closing Transactions with Strategic Partners;

(h)	at all times liaise with the Company and maintain open communication with the Company’s designated representatives; and

(i)	be available to meet with the Company’s Board of Directors to discuss any proposed Transaction and its implications.

2. In connection with LifeSci’s engagement, the Company will furnish LifeSci with all information concerning the Company and, to the extent available to the Company, the Assets, which LifeSci and the Company reasonably deem appropriate, and will provide LifeSci with access to the officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”) of the Company and, as practicable, the Assets, it being understood that LifeSci will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for independent investigation or verification thereof. In addition, the Company agrees to promptly advise LifeSci of any material event or change in the business, affairs, condition (financial or otherwise) or prospects of the Company or, to the knowledge of the Company, the Assets that occurs during the term of LifeSci’s engagement hereunder and is relevant to a potential Transaction. All non-public information concerning the Company or the Assets which is given to LifeSci will be used solely in the course, and for the purpose, of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by applicable law or judicial or regulatory process, LifeSci will not disclose this information to a third party without the Company’s prior written consent.

3. As compensation for our services hereunder, the Company agrees to pay LifeSci non-refundable payments as follows:

(a)

A monthly retainer (the “Retainer Fee”) equal to ten thousand dollars ($10,000) for each month in the Term. The first Retainer Fee will become due within five (5) business days of executing this Agreement and the Company’s receipt of LifeSci’s invoice and each subsequent Retainer Fee will become due thirty (30) days following the Company’s receipt of LifeSci’s invoice, issued on or about each monthly anniversary of date first written above. The aggregate Retainer Fee paid by the Company shall be fully creditable against any Success Fee.

(b)

A success fee (the “Success Fee”) equal to three percent (3%) of the Total Cash Amount actually received by the Company or any of its subsidiary entities in connection with a Transaction (the “Transaction Proceeds”) that is consummated with a Strategic Partner during the Term or the Trailer Period (as defined below) and with respect to which the Company has requested that LifeSci provide, and LifeSci has provided, the services provided for in this Agreement. The Success Fee will become due within five (5) business days of the Company’s receipt of the Transaction Proceeds. The “Total Cash Amount” shall mean the total amount of cash received by the Company or any of its subsidiary entities at or in connection with the closing of a Transaction and any future cash milestone payments in connection with the Transaction (but not royalties or any other contingent or future payments) received by the Company or any of its subsidiary entities within three years of the closing of the Transaction (the “Success Fee Window”). By way of clarity, the Total Cash Amount shall not include any amounts paid or payable to the Company or its subsidiary entities for (i) the purchase of equity or debt securities or options, warrants or other rights to acquire such equity or debt securities, (ii) the purchase of goods or services, (iii) loans or advances, (iv) rights or licenses attributable to products or technology other than the Assets, or (v) reimbursement for services or other activities, including personnel costs and out-of-pocket costs payable to third parties (including, without limitation, costs for prosecuting, maintaining or enforcing any intellectual property rights).

The portion of a Success Fee that is attributable to any escrow release or applicable milestone payment received during the Success Fee Window shall be paid to LifeSci only when and if such payments are received by the Company or its subsidiary entities. No Success Fee shall be payable with respect to payments received by the Company or its subsidiary entities after the expiration of the Success Fee Window. In the event that a Success Fee to LifeSci would be owed for a Transaction and a success fee to a third party would also be owed for the same Transaction, the Company and LifeSci agree to negotiate in good faith regarding an appropriate allocation between the parties entitled to a success fee for such Transaction that (i) takes into account the relative contributions of such parties to the identification and successful completion of such Transaction and the relative amount each party would have been entitled to receive in connection with such Transaction, and (ii) avoids a situation where the Company is required to pay more than one success fee for the same Transaction.

A minimum success fee (the “Minimum Success Fee”) equal to two hundred fifty thousand dollars ($250,000) will apply to all Transactions. The Company shall have the sole right in its discretion to accept or reject any offer received from a prospective Strategic Partner.

4. In addition, the Company agrees to periodically reimburse LifeSci (but not more frequently than monthly) for all reasonable out-of-pocket expenses, including travel expenses (the “Travel Costs”) and the reasonable fees and expenses (the “Other Expenses”), if any, of any third party retained by LifeSci, and approved by the Company, to act on behalf of the Company, resulting from or arising out of this engagement. Travel Costs and Other Expenses will not be incurred without the Company’s prior written approval, will comply with Company’s then-applicable travel and expense policy and will not include any expenses associated with negotiating this Agreement.

5. For purposes of this Agreement, a Transaction shall include, without limitation, any licensing agreements, distribution agreements, option agreements for a license or collaboration arrangement, partnerships, joint ventures, research collaborations, or any other collaborations that generate economic benefit to the Company. A Transaction shall not include (i) a transaction or series of related transactions that involve a sale or other transfer for value of all or a majority of the equity, business or assets of the Company, whether in the form of a merger, consolidation, tender or exchange offer, stock purchase, asset purchase or other acquisition in which the shares of capital stock held by the stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, less than a majority of the total outstanding voting power of the surviving or acquiring person or entity; or (ii) a bona fide debt or equity financing.

6. The term (the “Term”) of this engagement shall be for twelve (12) months from the date of this Agreement. In the event of expiration or termination (other than termination by the Company for cause prior to expiration of the Agreement), the Company shall pay to LifeSci any and all fees and expenses provided for herein with respect to any Transaction which is consummated during the six (6) month period (“Trailer Period”) after such expiration or termination, so long as such Transaction is consummated with a Strategic Partner with respect to which (i) the Company requested that LifeSci provide, and LifeSci provided, the services provided for in this Agreement up to such expiration or termination, and (ii) the Company, during the Term, (A) entered into a confidentiality agreement and (B) exchanged a substantive term sheet or entered into a feasibility study, research evaluation study, material transfer agreement or other similar type of agreement for the purpose of evaluating the Assets prior to executing a Transaction. The Company has the right to terminate this Agreement without cause upon ten (10) days written notice following completion of the fourth (4th) month of the Term (“Termination Option”). If the Company exercises the Termination Option, the Company shall no longer be obligated to pay to LifeSci the monthly retainer associated with the months of this engagement following the effective date of the termination.

7. The Company acknowledges that LifeSci may, at its option and expense and after public announcement of a Transaction, place announcements and advertisements or otherwise publicize the Transaction and LifeSci’s role in it (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on LifeSci’s website and in other newspapers and journals as it may choose, stating that LifeSci has acted as advisor to the Company in connection with the Transaction, and in such event, the Company agrees to make available to LifeSci the Company’s company logo for such use. LifeSci shall submit an initial copy of any such announcement, advertisement or publication to the Company for its review, comment and approval (such approval not to be unreasonably withheld). Furthermore, if requested by LifeSci, the Company shall include a mutually acceptable reference to LifeSci in any press release or other public announcement made by the Company regarding the matters described in this Agreement.

8. Information (including any copies thereof), except for that portion of the Information which consists of market analyses, compilations, studies or other documents prepared by LifeSci, or its agents, representatives or employees and which do not pertain specifically to the Company or the Assets, will be returned to the Company immediately upon the Company’s request. That portion of the Information which consists of market analyses, compilations, written studies or other documents, including the confidential business review, prepared by LifeSci or its agents, representatives or employees and which do not pertain specifically to the Company or the Assets, will be retained by LifeSci, but will be shared with the Company but not any third parties. As used herein, the term Information shall include all data, reports, records, business opportunities and general information pertaining to the Company disclosed to LifeSci by or through the Company.

9. The parties have entered into a Bilateral Confidentiality Agreement effective as of June 9, 2022 (the “CDA”), which governs the disclosure and use of Confidential Information (as defined in the CDA) and which shall remain in full force and effect during and after the Term in accordance with its terms, provided that this Agreement and the terms, conditions and rates contained herein may be disclosed by the parties to the extent required by applicable law or regulation or the rules of any stock exchange

10. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition.

11. Each party shall indemnify, defend and hold harmless the other party and the other party’s directors, officers, employees, agents and affiliates (the “Indemnitees”) from and against any and all third-party damages, expenses, penalties, fines, costs, fees (including reasonable attorney’s fees) and liabilities (collectively, “Losses”) incurred in connection with the indemnifying party’s action or inaction under this Agreement, except to the extent such Losses are attributable to a material breach of this Agreement or the gross negligence or intentional misconduct of the Indemnitees.

12. This Agreement and the CDA constitute the complete understanding between the parties with respect to the arrangement contemplated herein. No modification or waiver of any provision of this engagement shall be valid unless in writing and signed by both parties.

13. LifeSci may not, without the Company’s prior written consent, subcontract or otherwise delegate or assign this Agreement or any of its obligations under this Agreement, whether by operation of law or otherwise. Any attempted delegation, subcontracting or assignment by LifeSci without Company’s consent shall be null and void. The Company may, without LifeSci’s consent, assign all or any part of this Agreement to an affiliate or in connection with the sale of substantially all of its business or assets (whether by merger, sale of stock or assets, reorganization or any similar transaction).

14. This Agreement shall be governed by the laws of the State of New York and the competent courts of the State of New York shall have exclusive jurisdiction over any disputes arising hereunder.

15. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument. The Parties to this Agreement agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The Parties agree they will have no rights to challenge the use or authenticity of this document based solely on the absence of an original signature.

LifeSci is delighted to accept this engagement and looks forward to working with the Company on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

LIFESCI CONSULTING, LLC

By:	/s/ Michael Casey Cozart
Name: Michael Casey Cozart
Title: Managing Partner

Accepted and agreed to as of the date first written above:

VINCERX PHARMA, INC.

By:	/s/ Ahmed Hamdy
Name: Ahmed Hamdy, MD
Title: CEO